Communications Systems Declares Special Dividend

Minnetonka, MN – September 13, 2021 -- Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), today announced that its board of directors has declared a special dividend of $3.50 per share payable on October 15, 2021, to CSI shareholders of record at the close of business on September 30, 2021. The aggregate amount of the special dividend is approximately $34.0 million, to be funded from the net proceeds of the sale of CSI’s Transition Networks and Net2Edge businesses, which comprised substantially all of the assets of the Company’s Electronics & Software Segment to Lantronix, Inc. (Nasdaq: LNXT) that closed on August 2, 2021, and CSI’s existing cash on hand.

Comments About the Special Dividend and Shareholder Returns

Roger Lacey, CSI’s Executive Chair and Interim Chief Executive Officer, commented, “As long-time CSI shareholders know, the CSI board of directors has been very active in the last several years in both exploring and implementing strategic initiatives to deliver value to our shareholders. When we announced the merger agreement with Pineapple Energy on March 2, 2021, we stated that our first priority was ensuring that CSI shareholders received a return on their shares from the monetization of the legacy CSI businesses and assets. This return would be delivered pre-merger through special dividends and post-merger through the contingent value rights (CVRs) contemplated by the merger agreement.”

Mr. Lacey continued, “As a significant part of the CSI-Pineapple negotiation process, CSI’s board of directors ultimately determined that the Company would be able to deliver higher aggregate returns to its shareholders through monetizing each business and asset based on its own unique value proposition to a potential buyer in lieu of selling the entire legacy businesses as a whole. Subsequently, on April 28, 2021, we entered into the sale transaction with Lantronix for our Electronics & Software Segment that closed on August 2, 2021. We will seek similar opportunities for our Software & Services business segment and will report updates when we have them. Furthermore, we have also been pursuing transactions for our real estate and other holdings and recently entered into an agreement to sell our real estate in Hector, Minnesota that we expect to close in October 2021. Like any transactions entered into prior to the closing of the CSI-Pineapple merger transaction, 100% of net proceeds of this real estate transaction will inure to the benefit of the pre-merger CSI shareholders.”

“I am very pleased we are announcing the $3.50 per share special dividend today. It is a tangible measure of the success of our stated strategy of monetizing the legacy CSI businesses and assets for CSI shareholders,” said Mr. Lacey.

Comments About the Pineapple Merger Transaction

The Company also announced it will provide an update to shareholders on pending developments with respect to the CSI-Pineapple merger transaction within the next several days.

About Communications Systems, Inc.

Communications Systems, Inc. (Nasdaq: JCS), which has operated as an IoT intelligent edge products and services company, has announced its planned merger transaction with Pineapple Energy. After the Pineapple merger transaction, the Company will be positioned to grow organically and to acquire and grow leading local and regional solar, storage, and energy services companies nationwide. The vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage on consumers’ homes.

Website Information

CSI routinely posts important information for investors on its website, www.commsystems.com, in the “Investor Resources” section. CSI uses this website as a means of disclosing material information in compliance with its disclosure obligations under SEC Regulation FD. Accordingly, investors should monitor the “Investor Resources” section of CSI’s website, in addition to following its press releases, SEC filings, future public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, CSI’s website is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. There can be no guarantee that the proposed transactions described in this document will be completed, or that they will be completed as currently proposed, or at any particular time. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read considering such risks. Further, investors should keep in mind that the Company’s financial results in any period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether because of new information, future events, changes in assumptions or otherwise. In addition to these factors, there are a number of additional factors, including:

•	conditions to the closing of CSI-Pineapple merger transaction may not be satisfied;
•	the occurrence of any other risks to consummation of the CSI-Pineapple merger transaction, including the risk that the CSI-Pineapple merger transaction will not be consummated within the expected time period or any event, change or other circumstances that could give rise to the termination of the CSI-Pineapple merger transaction;
•	the CSI-Pineapple merger transaction has involved greater than expected costs and delays and may in the future involve unexpected costs, liabilities or delays;
•	the Company’s ability to successfully sell its other legacy operating business assets and its real estate assets at a value close to their current fair market value and distribute these proceeds to its existing shareholder base;

•	up to $7.0 million of the purchase price for the sale of Electronics & Software Segment was structured in the form of an earnout based on revenues generated by Lantronix in the 360 days following closing, and there is no guaranty that sufficient revenues will be recognized for the earnout to be paid to the Company;
•	the fact that the continuing CSI-Pineapple entity will be entitled to retain ten percent of the net proceeds of CSI legacy assets that are sold pursuant to agreements entered into after the closing effective date of the CSI-Pineapple merger transaction;
•	risks that the CSI-Pineapple merger transaction will disrupt current CSI plans and operations or that the business or stock price of CSI may suffer as a result of uncertainty surrounding the CSI-Pineapple merger transaction;
•	the outcome of any legal proceedings related to the CSI-Pineapple merger transaction; and
•	the fact that CSI cannot yet determine the exact amount and timing of any additional pre-CSI-Pineapple merger cash dividends or the value of the Contingent Value Rights that CSI intends to distribute to its shareholders immediately prior to the closing of the CSI-Pineapple merger transaction.
Contacts:

For Communications Systems, Inc.

Roger H. D. Lacey

Executive Chair and Interim Chief Executive Officer

+1 (952) 996-1674

Mark D. Fandrich

Chief Financial Officer

+1 (952) 582-6416

mark.fandrich@commsysinc.com

The Equity Group Inc.

Lena Cati

Vice President

+1 (212) 836-9611

lcati@equityny.com

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